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                                                                    EXHIBIT 11.0

                           ARTHUR J. GALLAGHER & CO.

                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1994     1993
                                                      -------- -------- --------
Net earnings applicable to computation..............  $ 41,491 $ 34,405 $ 28,816
                                                      ======== ======== ========
Average common shares outstanding...................    15,404   15,456   15,917
Dilutive effect of stock options using the treasury
 stock method.......................................       911      794      923
                                                      -------- -------- --------
Weighted average number of common and common
 equivalent shares outstanding......................    16,315   16,250   16,840
                                                      ======== ======== ========
Net earnings per common and common equivalent share.  $   2.54 $   2.12 $   1.71
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